Exhibit 4.8

CONFORMED COPY

Dated 15 April, 2004

ALFA LAVAL SPECIAL FINANCE AB

as Intra-Group Creditor

ALFA LAVAL HOLDING AB

as Intra-Group Debtor

SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)
as Facility Agent

THE BANKS AND OTHER FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1
as Lenders

INTERCREDITOR AGREEMENT

CONTENTS

CLAUSE

1.	INTERPRETATION

2.	RANKING OF DEBT

3.	FUNDING LOAN

4.	SUBORDINATION ON INSOLVENCY

5.	APPLICATION OF RECOVERIES

6.	PROTECTION OF SUBORDINATION

7.	NOTICES

8.	CHANGES TO PARTIES

9.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

10.	MISCELLANEOUS

SCHEDULE 1

The Lenders

SCHEDULE 2

Form of Lender Accession Deed

THIS AGREEMENT is made on 15 April, 2004

BETWEEN:-

(1)                                  ALFA LAVAL SPECIAL FINANCE AB as intra-group creditor (the “Intra-Group Creditor”);

(2)                                  ALFA LAVAL HOLDING AB (formerly Alfa Laval Credit Finance AB) as intra-group debtor (the “Intra-Group Debtor”);

(3)                                  SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ) as facility agent for and on behalf of the Lenders (in this capacity, the “Facility Agent”); and

(4)                                  THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (the “Lenders”)

NOW IT IS HEREBY AGREED as follows:-

1.                                      INTERPRETATION

1.1                                 Definitions: In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:-

“Debt” means all money and liabilities now or in the future due, owing or incurred to any Lender by any Obligor under the Facilities Agreement in any currency whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety together with all accruing interest and all related costs, charges and expenses;

“Declared Default” means a Default which has resulted in the Facility Agent exercising its rights under Clause 21.13(a) and/or (b)(i) (Acceleration) of the Facilities Agreement;

“Default” and “Event of Default” each having the same meaning as in the Facilities Agreement;

“Discharge Date” means the date on which all Debt has been fully and irrevocably discharged and all commitments of the Lenders to the Obligors have come to an end in accordance with the Facilities Agreement provided that the contingent risk of clawback flowing from a preference or similar claim under insolvency legislation shall be disregarded in determining whether the Debt has been so discharged;

“Enforcement Actions” means any action whatsoever to:-

(a)                                  demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any part of the Funding Loan;

(b)                                 recover all or any part of the Funding Loan (including by exercising any right of set-off or combination of accounts);

(c)                                  petition for (or take any other steps which may lead to) an Insolvency Event or the appointment of a receiver or manager or equivalent in relation to the Intra-Group Debtor; or

(d)                                 commence legal proceedings against the Intra-Group Debtor.

“Facilities Agreement” means the credit agreement dated on or about the date of this Agreement between among others (1) Alfa Laval AB, (2) the Borrowers (as defined therein), (3) the Lenders and (4) the Facility Agent (as defined therein) under which the Lenders agreed to make available credit facilities of up to U.S.$325,000,000 and €150,000,000 respectively to the Borrowers as amended, amended and restated and/or supplemented from time to time;

“Funding Loan” means the loan of €220,000,000 made by the Intra-Group Creditor to the Intra-Group Debtor on 22nd August, 2000;

“Group Company”, “Obligors” and “Majority Lenders” each have the meaning given to it in the Facilities Agreement;

“Insolvency Event” means a court making a winding up order (other than a winding up on a solvent basis approved by the Majority Lenders) or an order for the dissolution or liquidation of the Intra-Group Debtor or a liquidator or administrator or equivalent is appointed to the Intra-Group Debtor;

“Notes” means the 12 1/8% Senior Notes due 2010 issued by Alfa Laval Special Finance AB;

“Payment Default” means a failure by an Obligor to make payment of any sum (excluding fees, costs or expenses not exceeding €50,000) under the Facilities Agreement on its due date (taking into account any applicable grace period);

“Transferee” has the meaning given to it in Clause 8.2(a) (Assignments and Transfers by Lenders); and

“Transferor” has the meaning given to it in Clause 8.2(a) (Assignments and Transfers by Lenders).

1.2                                 Construction:  In this deed, unless a contrary intention appears:-

(a)                                  a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors and permitted assignees or transferees;

(b)                                 references to clauses and schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its schedules;

(c)                                  a reference to (or to any specified provision of) any agreement or document is to be construed as a reference to that agreement or document (or that provision) as it may be amended from time to time;

(d)                                 a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

(e)                                  a time of day is a reference to London time;

(f)                                    the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement;

(g)                                 words importing the plural shall include the singular and vice versa; and

(h)                                 words and expressions defined in the Facilities Agreement shall bear the same meanings when used in this Agreement.

1.3                                 Majority consents:  Any consent required to be given under this Agreement by the Facility Agent will only be given upon the instructions of the Majority Lenders unless otherwise specified.

2.                                      RANKING OF DEBT

The Debt will rank for all purposes and at all time in priority to the Funding Loan in accordance with the terms of this Agreement.

3.                                      FUNDING LOAN

3.1                                 Prohibited payments and guarantees: Subject to Clause 3.2 (Permitted Payments) prior to the Discharge Date:-

(a)                                  the Intra-Group Debtor will not make any payments or distributions of any kind whatsoever in respect of or on account of the Funding Loan; and

(b)                                 the Intra-Group Creditor will not receive any payment or distribution of any kind whatsoever in respect or on account of the Funding Loan without the prior written consent of the Facility Agent.

3.2                                 Permitted Payments: Subject to Clause 3.3 (Suspension of Permitted Payments) the Intra-Group Debtor may:-

(a)                                  pay amounts on or in respect of the Funding Loan (including interest or principal) to enable the Intra-Group Creditor to make the following payments which fall due under or in respect of the Notes: (i) any scheduled payments, (ii) any payments of or in respect of principal, interest, premium, Additional Amounts (as defined in the indenture for the Notes) and amounts payable on account of taxes in respect of or under the Notes or the indenture for the Notes, and (iii) any amounts payable to the trustee under the indenture for the Notes.

(b)                                 pay amounts on or in respect of the Funding Loan (including interest or principal) to enable the Intra-Group Creditor to pay dividends to, or otherwise fund Alfa Laval AB to enable Alfa Laval AB to pay dividends or otherwise meet any payments or other liabilities or for other corporate purposes.

3.3                                 Suspension of Permitted Payments:

(a)                                  If a Payment Default occurs no payment or distribution may be made in respect of the Funding Loan unless and until the Payment Default has been remedied;

(b)                                 If an Event of Default other than a Payment Default occurs, no payment may be made in respect of the Funding Loan from the date the Facility Agent serves a notice on the Intra-Group Creditor and the Intra-Group Debtor suspending payments under the Funding Loan (a “Payment Blockage Notice”) until the earliest of:

(i)                                     the date falling 179 days after service of the Payment Blockage Notice;

(ii)                                  the date the Facility Agent notifies the Intra-Group Creditor and the Intra-Group Debtor that the Event of Default has been waived or remedied; and

(iii)                               the Discharge Date;

(c)                                  The Facility Agent may not serve more than one Payment Blockage Notice in any period of 365 consecutive days.

3.4                                 Restrictions on Enforcement Action:  Subject to Clause 3.5 (Permitted Enforcement Action), prior to the Discharge Date, the Intra-Group Creditor may not take Enforcement Action without the prior consent of the Facility Agent.

3.5                                 Permitted Enforcement Action:  The restriction in Clause 3.4 (Restriction on Enforcement Action) will not apply to the Intra-Group Creditor if:-

(a)                                  an Insolvency Event has occurred in relation to the Intra-Group Debtor (otherwise than as a result of action taken by the Intra-Group Creditor) for so long as it is continuing; or

(b)                                 a default has occurred under the Notes (otherwise than under a cross default clause which is triggered as a result of a Default); and

(i)                                     the Intra-Group Creditor has notified the Facility Agent in writing of such default;

(ii)                                  a period of not less than 120 days has passed from the date of receipt by the Facility Agent of that notice of default (a “Standstill Period”); and

(iii)                               at the end of the Standstill Period the relevant default is continuing and has not been waived.

3.6                                 Turnover: If at any time prior to the Discharge Date:

(a)                                  the Intra-Group Creditor receives or recovers a payment or distribution of any kind whatsoever in respect of or on account of the Funding Loan which is not permitted by Clause 3.2 (Permitted Payments);

(b)                                 the Intra-Group Creditor receives or recovers proceeds pursuant to any Enforcement Action, the Intra-Group’s Creditor will promptly pay all amounts so received and distributions so received to the Facility Agent for application under Clause 5.1 (Application) after deducting therefrom the costs, liabilities and expenses (if any) reasonably incurred in recovering or receiving such payment or distribution and, pending such payment or handover, will hold these amounts and distributions on trust for the Facility Agent.

3.7                                 Amendments to Funding Loan Agreement etc.: Until the Discharge Date, no amendments may be made to the Funding Loan Agreement except with the prior consent of the Facility Agent.

3.8                                 No subrogation: The Intra-Group Creditor will not in any circumstances be subrogated to the rights of the Lenders or any guarantees arising under the Facilities Agreement.

4.                                      SUBORDINATION ON INSOLVENCY

4.1                                 Subordination: Upon the occurrence of an Insolvency Event in relation to the Intra-Group Debtor, the claims against the Intra-Group Debtor in respect of the Funding Loan will be subordinate in right of payment to the claims against the Intra-Group Debtor in respect of the Debt.

4.2                                 Exercise of rights:

(a)                                  Upon the occurrence of an Insolvency Event in relation to the Intra-Group Debtor, the Facility Agent is irrevocably authorised by the Intra-Group Creditor on its behalf to:

(i)                                     demand, claim, enforce and prove for;

(ii)                                  file claims and proofs, give receipts and take all such proceedings and do all such things as the Facility Agent considers reasonably necessary to recover;

(iii)                               receive distributions of any kind whatsoever in respect or on account of;

the Funding Loan due from the Intra-Group Debtor.

(b)                                 If, for any reason whatsoever, the Facility Agent is not entitled to take such action for the recovery of any of the Funding Loan, the Intra-Group Creditor undertakes to take such action and give such notices as the Facility Agent may reasonably require from time to time.

4.3                                 Voting:

(a)                                  Upon the occurrence of an Insolvency Event in relation to the Intra-Group Debtor, the Facility Agent may and is irrevocably authorised by the Intra-Group Creditor on its behalf to exercise all powers of convening meetings, voting and representation in respect of the Funding Loan and the Intra-Group Creditor will provide all forms of proxy and of representation requested by the Facility Agent for that purpose.

(b)                                 If, for any reason whatsoever, the Facility Agent is not entitled to take such action or exercise such powers, the Intra-Group Creditor undertakes to take such action and exercise such powers as the Facility Agent may reasonably requires from time to time.

4.4                                 Distribution: Upon the occurrence of an Insolvency Event in relation to the Intra-Group Debtor, the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of the Intra-Group Debtor or their proceeds shall be directed by the Intra-Group Creditor to pay distributions of any kind in relation to the Funding Loan direct to the Facility Agent until the Debt is paid in full.

5.                                      APPLICATION OF RECOVERIES

5.1                                 Application: All amounts paid to the Facility Agent under this Agreement whether under the turnover provisions or otherwise shall be applied in the following order:

(a)                                  first, in payment of unpaid fees, costs and expenses incurred by or on behalf of the Facility Agent (and any adviser or agent appointed by it) and the remuneration of the Facility Agent and its advisers and agents;

(b)                                 second, in payment to the Facility Agent for application towards unpaid and outstanding Debt under the Finance Documents;

(c)                                  third, in payment to the Intra-Group Creditor for application towards unpaid and outstanding amounts under the Funding Loan;

and pending such application shall be held on trust by the Facility Agent for the beneficiaries entitled to it.

5.2                                 Appropriations: Each Lender until the Discharge Date may (subject in each case to the provisions of this Agreement and the Facilities Agreement):-

(a)                                  apply any moneys received under this Agreement to any item of account or liability in respect of the Debt in such order or manner as it may determine; and

(b)                                 hold any moneys received under this Agreement in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate in order to bring about the Discharge Date.

6.                                      PROTECTION OF SUBORDINATION

6.1                                 Continuing subordination: The subordination provisions in this Agreement constitute a continuing subordination and benefit to the ultimate balance of the Debt respectively regardless of any intermediate payment or discharge of the Debt whether in whole or in part.

6.2                                 Waiver of defence: The subordination and priority provisions in this Agreement will not be affected by any act, omission or circumstance which (but for this provision) may operate to release or otherwise exonerate the Intra-Group Debtor and the Intra-Group Creditor from their obligations under this Agreement or otherwise affect such subordination and priority provisions including:

(a)                                  any time or indulgence granted to or composition with the Intra-Group Debtor or any other person; or

(b)                                 the taking, amendment, compromise, renewal or release of or refusal to enforce any rights, remedies or securities against or granted by any person; or

(c)                                  any legal limitation, disability, incapacity or other circumstances relating to the Intra-Group Creditor, Intra-Group Debtor or any other person or any amendment to the terms of this Agreement or any other document or security (including the Facilities Agreement); or

(d)                                 any fluctuation in or partial repayment or prepayment of the Debt.

7.                                      NOTICES

7.1                                 Mode of service:

(a)                                  Except as specifically provided otherwise in this Agreement, any notice, demand, consent, agreement or other communication (a “Notice”) to be served under or in connection with this Agreement will be in writing and will be made by letter or by facsimile transmission to the party to be served.

(b)                                 The address and facsimile number of each party to this Agreement for the purpose of Clause 7.1(a) are:

(i)                                     the address and facsimile number shown immediately after its name on the signature pages of this Agreement (in the case of any person who is a party as at the date of this Agreement);

(ii)                                  the address and facsimile number notified by that party for this purpose to the Facility Agent on or before the date it becomes a party to this Agreement (in the case of any person who becomes a party after the date of this Agreement); or

(iii)                               any other address and facsimile number notified by that party for this purpose to the Facility Agent by not less than five Business Days’ notice.

(c)                                  Any Notice to be served by any party to this Agreement on a Lender will be effective only if it is expressly marked for the attention of the department or office (if any) specified in conjunction with the relevant address and facsimile number referred to in Clause 7.1(b).

7.2                                 Deemed Service:

(a)                                  Subject to Clause 7.2(b), a Notice will be deemed to be given as follows:

(i)                                     if by letter, when delivered personally or on actual receipt; and

(ii)                                  if by facsimile, when delivered.

(b)                                 A Notice given under Clause 7.2(a) but received on a non-working day or after business hours in the place or receipt will only be deemed to be given on the next working day in that place.

8.                                      CHANGES TO PARTIES

8.1                                 Assignment and Transfers by Intra-Group Debtor or Intra-Group Creditor: The Intra-Group Debtor and Intra-Group Creditor may not assign or transfer all or any part of its rights, benefits or obligations under this Agreement.

8.2                                 Assignments and Transfers by Lenders:

(a)                                  A Lender, or any successor or assignee of a Lender, (in this capacity the “Transferor”) may at any time assign all or any part or its rights under this Agreement or transfer any part of its rights and obligations under this Agreement to any person (a “Transferee”) to whom a Transferor is permitted to assign or transfer rights, benefits and obligations under the Facilities Agreement.

(b)                                 Such assignment or transfer will only be effective by the Facility Agent executing a Lender accession deed in the form attached hereto as Schedule 2 (the “Lender Accession Deed”), duly completed and signed on behalf of the Transferee under which the Transferee agrees to be bound by all of the terms of this Agreement as if it had originally been party to this Agreement as a Lender.

(c)                                  Each of the parties to this Agreement (other than the Transferee) irrevocably authorises the Facility Agent to execute on its behalf any Lender Accession Deed which has been duly completed and executed on behalf of the Transferee.

(d)                                 The Facility Agent will promptly notify the other parties to this Agreement of the receipt and execution by it on their behalf of any Lender Accession Deed.

9.                                      GOVERNING LAW AND SUBMISSION TO JURISDICTION

9.1                                 Governing Law: This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement) shall be governed by, and construed in accordance with, English law.

9.2                                 Submission to Jurisdiction: For the benefit of each party to this Agreement, each other party to this Agreement irrevocably submits to the jurisdiction of the courts in England for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgement against its assets.

9.3                                 Freedom of Choice: The submission to the jurisdiction of the courts referred to in Clause 9.2 (Submission of Jurisdiction) shall not (and shall not be construed so as to) limit the right of the Facility Agent or any Lender to take proceedings against the Intra-Group Creditor or the Intra-Group Debtor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

9.4                                 Service of Process: Without prejudice to any other permitted mode of service, each of the Intra-Group Creditor and the Intra-Group Debtor agrees that service of any claim form, notice or other document for the purpose of any proceedings in such courts shall be duly served upon it if delivered or sent by registered post to Alfa Laval Limited, Alfa Laval House, Doman Road, Camberley, Surrey GU15 3DN or such other address in England or Wales as the relevant company may notify from time to time to the Facility Agent.

10.                               MISCELLANEOUS

10.1                           Certificate conclusive: A certificate, determination, notification or opinion of the Facility Agent stipulated for in this Agreement as to any rate of interest or any other amount payable under this Agreement will be prima facie evidence of such matter.

10.2                           No implied waivers:

(a)                                  No failure or delay by any Lender in exercising any right, power or privilege under this Agreement will operate as a waiver of that right, power or privilege, nor will any single or partial exercise or any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.

(b)                                 The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law and all those rights and remedies will, except where expressly provided otherwise in this Agreement, be available to the Lenders severally and any Lender shall be entitled to commence proceedings in connection with those rights and remedies in its own name.

(c)                                  A waiver given or consent granted by any Lender under this Agreement will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

10.3                           Invalidity of any provision: If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability or the remaining provisions shall not be affected or impaired in any way.

10.4                           Counterparts: This Agreement may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

10.5                           Perpetuity Period: The perpetuity period applicable to the trusts created by this Agreement is 80 years.

10.6                           Failure to execute: Failure by one or more parties (“Non-Signatories”) to execute this Agreement on the date of this Agreement will not invalidate the provisions of this Agreement as between the other parties who do execute this Agreement.  Such Non-Signatories may execute this Agreement (or counterpart of this Agreement) on a subsequent date and will thereupon become bound by its provisions.

10.7                           Third party rights: The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the parties to this Agreement shall have any rights under it, nor shall it be enforceable under that Act by any person other than the parties to it.

10.8                           Termination: This Agreement will terminate with effect from the earlier of the Discharge Date and the date on which the Notes are redeemed in full in accordance with and subject to the terms of this Agreement.

IN WITNESS whereof this Agreement has been duly executed the day and year first before written.

SCHEDULE 1

The Lenders

Skandinaviska Enskilda Banken AB (publ)

Danske Bank A/S

ING Bank

Nordea Bank AB (publ)

Svenska Handelsbanken AB (publ)

HSBC Bank Plc

FIH Erhvervsbank A/S

Natexis Banques Populaires

Nykredit Bank A/S

SCHEDULE 2

Form of Lender Accession Deed

THIS DEED is made on [•]

BETWEEN:-

(1)                                  [!] (the “New Lender”);

(2)                                  SEB Merchant Banking, Skandinaviska Enskilda Banken AB (publ) in its capacity as Facility Agent under the Intercreditor Agreement.

RECITAL:-

(A)                              This Deed is supplemental to an Intercreditor Agreement dated          , 2004  between, Alfa Laval Special Finance AB as Intra-Group Creditor, Alfa Laval Holding AB (formerly Alfa Laval Credit Finance AB) as Intra-Group Debtor, the Facility Agent and the Lenders (each as defined therein) (the “Intercreditor Agreement “).

(B)                                This Deed has been entered into to record the accession of the New Lender as a Lender under the Intercreditor Agreement pursuant to the provisions of Clause 8.2 (Assignments and Transfers by Lenders) thereof.

NOW THIS DEED WITNESSES as follows:-

1.                                       Definitions

Terms defined in the Intercreditor Agreement shall have the same meaning when used in this Deed.

2.                                       Accession of New Lender

2.1                                 The New Lender hereby agrees to become, with immediate effect, a Lender and agrees to be bound by all of the terms of the Intercreditor Agreement as if it had originally been party thereto as a Lender thereunder.

2.2                                 The New Lender confirms that its address details for notices in relation to Clause 7 (Notices) of the Intercreditor Agreement are as follows:-

Address:	[•]

Facsimile:	[•]

Attention:	[•]

2.3                                 By its signature below, the Facility Agent (for itself and on behalf of the other parties to the Intercreditor Agreement other than the New Lender) confirms the acceptance of the New Lender as a Lender for all purposes under the Intercreditor Agreement in accordance with Clause 8.2 (Assignments and Transfers by Lenders) thereof.

3.                                       Law

This Deed shall be governed by and construed in all respects in accordance with English law.

4.                                       Counterparts

The Deed may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

5.                                       Third Party Rights

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any terms of this Deed.

IN WITNESS whereof this Deed has been duly executed the day and year first before written.

The New Lender

EXECUTED as a Deed by	)
)
)
acting by	)
and	)

Director

Director/Secretary

The Facility Agent

EXECUTED as a Deed by	)
SEB MERCHANT BANKING, SKANDINAVISKA	)
ENSKILDA BANKEN AB (publ))

acting by	)
and	)

Director

Director/Secretary

The Intra-Group Creditor

ALFA LAVAL SPECIAL FINANCE AB

By:	T. THURESSON	J. AHLGREN

The Intra-Group Debtor

ALFA LAVAL HOLDING AB

By:	T. THURESSON	J. AHLGREN

The Facility Agent

SEB MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	J. LUND	S. TUVLIND

The Lenders

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	J. LUND	S. TUVLIND

DANSKE BANK A/S

By:	J. LUND	S. TUVLIND	(by Power of Attorney)

ING BANK

By:	J. LUND	S. TUVLIND	(by Power of Attorney)

NORDEA BANK AB (publ)

By:	J. LUND	S. TUVLIND	(by Power of Attorney)

SVENSKA HANDELSBANKEN AB (publ)

By:	J. LUND	S. TUVLIND	(by Power of Attorney)

HSBC BANK Plc

By:	J. LUND	S. TUVLIND	(by Power of Attorney)

FIH ERHVERVSBANK A/S

By:	J. LUND	S. TUVLIND	(by Power of Attorney)

NATEXIS BANQUES POPULAIRES

By:	F. THEFO	N. HILL

NYKREDIT BANK A/S

By:	J. LUND	S. TUVLIND	(by Power of Attorney)